Exhibit 23(h)(4)

Execution Copy

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

AARP PORTFOLIOS

AND

STATE STREET BANK AND TRUST COMPANY

Schedule A	Portfolio List
Schedule 1.2(f)	AML Delegation
Schedule 2.1	Third Party Administrator(s) Procedures
Schedule 3.1	Fees and Expenses

TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of this 1st day of July 2006, by and between AARP PORTFOLIOS, a statutory trust organized under the laws of the state of Delaware with its principal place of business at 650 F. Street, N.W., Washington, D.C. 20004 (the “Trust”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the “Transfer Agent”).

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each series of the Trust named in the attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 16, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, AARP Funds entered into a separate Transfer Agency and Service Agreement dated December 23, 2005 between the Transfer Agent and the AARP Funds (the “Fund Service Agreement”); and

WHEREAS, the Trust on behalf of the Portfolios, desires to appoint the Transfer Agent as the transfer agent, dividend disbursing agent, registrar, custodian of certain retirement plans and agent in connection with certain other activities, for the accounts of the Portfolios, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.             Terms of Appointment and Duties

1.1       Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for each Portfolio’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent, registrar, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Trust (“Shareholders”) and set out in the currently effective offering memorandum(a) and statement(s) of additional information (“offering memorandum”) of the Trust on behalf of the Portfolios, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Trust, on behalf of the Portfolios, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

(a)  Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Trust authorized pursuant to the organizational documents of the Trust (the “Custodian”);

(b)  Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c)  Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(d)  In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly only with those broker-dealers approved in advance in writing by the Trust;

(e)  At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid  over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f)  Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g)  Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the applicable Portfolio;

(h)  If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification reasonably satisfactory to the Transfer Agent that reasonably protects the Transfer Agent and the Trust, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(i)  Issue replacement checks and place stop orders on original checks based on a Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Trust, and Trust shall be responsible for all losses or claims resulting from such replacement, provided that the Transfer Agent acted in good faith and without negligence or willful misconduct;

(j)  Maintain records of account for and advise the Trust and its Shareholders as to the foregoing;

(k)  Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust; and

(l) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry, electronic instructions, including email communications, which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust or from broker-dealers of record or third-party administrators on behalf of individual Shareholders. With respect to transaction requests, the Transfer Agent may rely on the Trust to ensure that the original source documentation is in good order, which includes compliance with Rule 22c-1 of the Investment Company Act of 1940, and the Trust will require the broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Trust’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(m)  Maintain such bank accounts as the Transfer Agent shall deem necessary to the performance of its duties hereunder, including by not limited to, the processing of Share purchases and redemptions and the payment of Portfolio dividends;

(n)  Report abandoned property to state authorities as authorized by the Trust in accordance with the policies and procedures agreed upon by the Trust and the Transfer Agent; provided that the Trust agrees to pay the Transfer Agent for the reasonable out-of-pocket expenses associated with such services; and

(o)  Provide coordination and assistance with respect to proxy statements of the Trust and Shareholder meetings;

(p)  Research and provide Shareholders with their account information through various means, including but not limited to, telephone calls and correspondence;

(q)  Short Term Trader. The Transfer Agent will provide the Trust with periodic reports on trading activity in the Trust based on parameters provided to the Transfer Agent by the Trust, as amended from time to time. The services to be performed by the Transfer Agent for the Trust hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market timing activities; and

(r)  Account for and administer any redemption fees on the redemption and exchange of shares in accordance with written procedures agreed upon with the Trust.

1.2       Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above Section 1.1, the Transfer Agent shall perform the following services:

(a)  Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, registrar, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, Shareholder reports, offering memoranda and, upon request, Statements of Additional Information to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, providing Shareholder account information, and providing the Trust with all such reports as the Trust or its agents may reasonably require as the DST TA2000 system may support in accordance with the fee arrangement for such reports as set forth on Schedule 3.1 hereto.

(b)  Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to such Portfolio no later than 10:00 AM Eastern Time, or such earlier time as such Portfolio may reasonably require, on the next business day;

(c)  “Blue Sky” Reporting. The Trust shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State; and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Trust’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and providing a system which will enable the Trust to monitor the total number of Shares sold in each State;

(d)  National Securities Clearing Corporation (the “NSCC”). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent;  (ii) issue instructions to the Trust’s banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the Trust’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and  (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e)  New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Trust and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Trust or its agent may perform these services on such Portfolio’s behalf;

(f)  Anti-Money Laundering (“AML”) Delegation. If the Trust elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule (Schedule 1.2(f), entitled “AML

Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(f), the Trust agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties; and

(g)  Laws and Regulation. The Transfer Agent will take reasonable steps to stay informed of new securities and tax laws and regulations which apply to the Transfer Agent’s products and services hereunder and will take reasonable steps to update its products and/or services to comply with new securities and tax laws and regulations applicable to its transfer agency business in the time and manner as required by such laws and regulations.

1.3       Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs and Education IRAs, such accounts, “Fiduciary Accounts”), the Transfer Agent, at the request of the Trust, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services, account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

2.             Third Party Administrators for Defined Contribution Plans

2.1       The Trust may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the “TPA(s)”).

2.2       In accordance with the procedures established from time to time by the parties entitled “Third Party Administrator Procedures”, as may be amended by the Transfer Agent and the Trust from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a)  Treat Shareholder accounts established by the Plans in the name of the Plan trustees, Plans or TPA’s as the case may be as omnibus accounts;

(b)  Maintain omnibus accounts on its records in the name of the TPA or its designee as the Plan trustee for the benefit of the Plan; and

(c)  Perform all services under Section 1 as transfer agent of the Trust and not as a record-keeper for the Plans.

2.3       Transactions identified under Section 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a)  Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 1 of this Agreement;

(b)  Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c)  Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.             Fees and Expenses

3.1       Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent the fees set forth in the attached fee schedule (“Schedule 3.1”). The fees and out-of-pocket expenses as discussed in Section 3.2 below may otherwise be changed from time to time subject to mutual written agreement between the Trust and the Transfer Agent.

3.2       Out-of-Pocket Expenses. The parties agree that there are currently no out-of-pocket charges associated with the Services being provided to the Trust under this Agreement. In the event that during the term of this Agreement out-of-pocket expenses of an unusual or unexpected character become applicable to the Services being provided to the Trust, the parties agree to cooperate in good faith to reach an agreement on (i) the nature and amount of the out of pocket expense to be paid by the Trust, (ii) the reasonable efforts to be used by the Transfer Agent to minimize such expenses; and (iii) a reasonable reimbursement to be paid by the Trust for such unusual or unexpected expenses.

3.3       Invoices. The Trust agrees to pay all fees within thirty (30) days following the receipt of the respective invoice (the “Due Date”), except for any fees that are subject to good faith dispute. In the event of such a dispute, the Trust may only withhold that portion of the fee subject to the good faith dispute. In the event that any of the charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Transfer Agent in writing of any disputed charges for billable expenses that it is disputing in good faith. If the Trust does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Trust. The Trust shall pay such disputed amounts within five (5) business days of the day on which the parties agree on the amount to be paid. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

3.4       Late Payments. The Trust is aware that its failure to pay all amounts in a timely fashion so that they will be received by the Transfer Agent on or before the Due Date will give rise to costs not contemplated by this Agreement, including but not limited to carrying, processing, and accounting charges. Accordingly, in the event that during any twelve month period the Trust pays any two (2) or more of its invoices after their respective Due Dates, then the Transfer Agent may charge and the Trust shall pay a late charge for any future invoice paid after the applicable Due Date. In such an event, the Trust shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected in good faith by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.             Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Trust that:

4.1       It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts and shall remain so as long as this Agreement is in effect.

4.2       It is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification.

4.3       It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

4.4       It is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall remain so during the term of this Agreement.

4.5       All requisite corporate actions have been taken to authorize it to enter into and perform this Agreement.

4.6       It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7       It shall comply in all material respects with all laws, rules and regulations, including all provisions of the Exchange Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business.

5.             Representations and Warranties of the Trust

The Trust represents and warrants to the Transfer Agent that:

5.1       It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.

5.2       It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3       All corporate actions required by said organizational documents have been taken to authorize it to enter into and perform this Agreement.

5.4       It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

5.5       The Trust shall make all federal and state securities law filings it believes to be necessary, based upon reasonable inquiry, with respect to all Shares of the Trust being offered for sale.

6.             Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

6.1       Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Portfolio account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2       Security Procedure. The Trust acknowledges that the Security Procedure it has designated on the Selection Form was selected by the Trust from security procedures offered by the Transfer Agent. The Trust shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Trust must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Trust’s authorized personnel. The Transfer Agent shall verify the authenticity of all Trust instructions according to the Security Procedure.

6.3       Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4       Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5       Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied, provided that it has used reasonable efforts as set forth above.

6.6       Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7       Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.8       ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

6.9       Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent’s proprietary information systems, or by facsimile or call-back. The Trust must report any objections to the execution of an order within thirty (30) days.

7.             Data Access and Proprietary Information

7.1       The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Portfolio-related data (“Customer Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents to:

(a)  Use such programs and databases (i) solely on the Trust’s or the Trust’s service providers’ computers, or (ii) solely from equipment at the location agreed to between the Trust and the Transfer Agent; and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)  Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust’s computer(s)), the Proprietary Information;

(c)  Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)  Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Trust’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)  Access only to those authorized transactions as agreed to between the Trust and the Transfer Agent; and

(f)  Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2       Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3       The Trust acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4       If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use all commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5       If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to: (i) effect the transfer or movement of cash or Shares; or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures reasonably established by the Transfer Agent from time to time.

7.6       Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.             Indemnification

8.1       The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

(a)  All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)  The Trust’s lack of good faith, negligence or willful misconduct in the performance of its duties and obligations under this Agreement;

(c)  The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)  The acceptance of e-mail and facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Trust, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Trust to ensure that the original source documentation is in good order and properly retained;

(e)  The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares (unless such violation results from the Transfer Agent’s failure to comply with written instructions of the Trust or of any officer of the Trust that no offers or sales be input into the Trust’s securityholder records in or to residents of such state);

(f)  The negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Trust’s demand deposit account maintained by the Transfer Agent, provided that the Transfer Agent has acted in good faith and without negligence or willful misconduct; or

(g)  Upon the Trust’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

8.2       In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which the Trust may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim. The Trust shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Transfer Agent except with the Trust’s prior written consent.

9.             Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, during the six calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought.

10.           Confidentiality

10.1     The Transfer Agent and the Trust agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Trust, used or gained by the Transfer Agent or the Trust during performance under this Agreement. The Trust and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Trust and its successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or the Trust agent for purposes of providing services under this Agreement.

10.2     In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.           Covenants of the Trust and the Transfer Agent

11.1     The Trust shall promptly furnish to the Transfer Agent the following:

(a)  A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)  A copy of the organizational documents of the Trust and all material amendments thereto.

11.2     The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, if any, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices and to carry such insurance as the Transfer Agent considers adequate and reasonably available, such consideration to be consistent with standards of commercial reasonableness.

11.3     The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable, provided that the Transfer Agent shall comply with all laws, rules and regulations applicable to its transfer agency business with respect to the maintenance of such records. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

11.4     The Transfer Agent agrees to provide periodic reports and reasonable documentation to the Trust’s Chief Compliance Officer in connection with Rule 38a-1 of the 1940 Act with respect to services provided by the Transfer Agent and the Transfer Agent’s compliance with its operating policies and procedures thereto.

12.           Termination of Agreement

12.1     Term. The initial term of this Agreement (the “Initial Term”) shall be concurrent with the term or any renewal term of the Fund Service Agreement and this Agreement shall terminate upon termination of the Fund Service Agreement unless terminated pursuant to the provisions of this Section 12. Unless a party gives written notice to the other party one hundred and twenty (120) days before the expiration of the Initial Term or any Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal term a “Renewal Term”). One hundred and twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise, the fees shall be increased pursuant to Section 3.5 of this Agreement. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion, as described and defined below. The notification requirements herein shall not apply to a termination for cause, which shall be governed by the provisions of Section 12.7 below.

12.2     Deconversion. In the event that this Agreement is terminated or not renewed for any reason, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust, the Transfer Agent, at the Trust’s request, shall offer reasonable assistance to the Trust in converting the Trust’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Trust (the “Deconversion”), subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

12.3     Termination or Non Renewal.

A.    Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement, the Trust will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement which (i) have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Trust’s Deconversion.

B.    Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Trust shall pay the Transfer Agent the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Trust requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

C.    Early Termination. In addition to the foregoing, in the event that the services provided by the Transfer Agent hereunder are to be converted by the Trust to a successor service provider, or insourced by the Trust, or if the Trust is liquidated or its assets merged or purchased or the like with or by another entity which does not utilize the services of the Transfer Agent, the Trust shall pay the Transfer Agent an amount calculated as if the services had been performed by the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated based on the fee schedule as of the date notice of termination was given to the Transfer Agent, and the payment of all fees to the Transfer Agent as set forth herein shall be accelerated to the business day immediately prior to the conversion or termination of services (the “Early Termination Fee”); provided, however, the Trust shall not be obligated to pay the Early Termination Fee in the event that the Trust terminates or do not renew this Agreement (i) for cause, pursuant to Section 12.7, or (ii) due to the Transfer Agent’s bankruptcy, pursuant to Section 12.6.

12.4     Confidential Information. Upon termination of this Agreement, each Party shall return to the other Party all copies of confidential or proprietary materials or information received from such other Party hereunder, other than materials or information required to be retained by such Party under applicable laws or regulations.

12.5     Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Trust to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement; provided, however, the Transfer Agent shall provide thirty (30) days written notice hereunder before termination under this Section 12.5.

12.6     Bankruptcy. Either Party hereto may terminate this Agreement by notice to the other Party, effective at any time specified therein, in the event that (a) the other Party ceases to carry on its business or (b) an action is commenced by or against the other Party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other Party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.7     Cause. If either of the parties hereto (a) breaches any material provision of this Agreement, or (b) becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other Party, then in each case the non-defaulting Party may give notice to the defaulting Party specifying the nature of the default in sufficient detail to permit the defaulting Party to identify and cure such default. If the defaulting Party fails to cure such default within sixty (60) days of receipt of such notice or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting Party may terminate this Agreement upon notice of not less than five (5) business days to the defaulting Party. In the event of a termination by the Trust for cause, the Trust shall not be obligated to pay the Early Termination Fee as defined in Section 12.3(c) above.

13.           Assignment and Third Party Beneficiaries

13.1     Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2     Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3     This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 14.1, neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.           Subcontractors

14.1     The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation (“Boston Financial”) which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, or (ii) a Boston Financial subsidiary or affiliate duly registered as a transfer agent; provided, however, that the Transfer Agent shall be fully responsible to the Trust for the acts and omissions of Boston Financial or its subsidiary or affiliate as it is for its own acts and omissions.

14.2     Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

15.           Miscellaneous

15.1     Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

15.2     Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

15.3     Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes provided that the Transfer Agent has implemented and maintains a business continuity plan that complies with applicable laws, rules and regulations.

15.4     Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

15.5     Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6     Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7     Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8     Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.9     Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10       Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.11       Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.12       Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)           If to the Transfer Agent to:

State Street Bank and Trust Company

c/o Boston Financial Data Services, Inc.

2 Heritage Drive, 4th Floor

North Quincy, MA 02171

Attention: Legal Department

Facsimile: (617) 483-2490

(b)           If to the Trust, to:

AARP Portfolios

Two Highwood Drive, 2nd floor

Tewksbury, MA 01876

Attention: Larry C. Renfro

Facsimile: (987) 863-9811

16.           Additional Portfolios

In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

17.           Release

The names “AARP Portfolios” and “Board of Trustees of the AARP Portfolios” refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees

but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee or officer or shareholder of the Trust shall be personally liable for any such liabilities. All persons dealing with any Portfolio must look solely to the property belonging to the Portfolio for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

AARP PORTFOLIOS

			By:	/s/ Larry C. Renfro

Name: Larry C. Renfro

Title: President

ATTEST:

/s/ Marc Duffy

STATE STREET BANK AND TRUST COMPANY

		By:	/s/ Joseph L. Hooley

Name: Joseph L. Hooley

Title: Executive Vice President
ATTEST:

By:	/s/ Katherine Holiday

SCHEDULE A

PORTFOLIO LIST

Dated: July 1, 2006

AARP U.S. Stock Market Portfolio

AARP International Stock Market Portfolio

AARP U.S. Bond Market Portfolio

AARP PORTFOLIOS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Larry C. Renfro	By:	/s/ Joseph L. Hooley
Name: Larry C. Renfro		Name:	Joseph L. Hooley
Title: President		Title:	Executive Vice President

SCHEDULE 1.2(f)

AML DELEGATION

Effective: July 1, 2006 to December 23, 2010

1.             Delegation.

1.1       Subject to the terms and conditions set forth in this letter, the Transfer Agent agrees to perform those aspects of the Anti-Money Laundering Program (the “AML Program”) for accounts of the Trust (the “Portfolios Accounts”) that are set forth in Section 4 below (the “Delegated Duties”). The Delegated Duties set forth in this Schedule 1.2(f) may be amended, from time to time, by mutual agreement of the Transfer Agent and Trust upon the execution by such parties of a revised Schedule 1.2(f)  bearing a later date than the date hereof.

1.2       The Transfer Agent agrees to perform such Delegated Duties, with respect to the Portfolio Accounts for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.             Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Trust remains responsible for assuring compliance with the USA PATRIOT Act and its applicable implementing regulations and that the records the Transfer Agent maintains for the Trust relating to the Delegated Duties may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal regulators in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such regulators.

3.             Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time for the Portfolio Accounts, and is not undertaking and shall not be responsible for any other aspect of the AML Program for the Trust or for the overall compliance by the Portfolio Accounts with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, the Portfolio Accounts for which the Transfer Agent maintains the applicable shareholder information.

4.             Delegated Duties

4.1   Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Trust for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

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(a)   Perform the following customer identification and identity verification functions:

i.              Before establishing a relationship with a shareholder collect all information regarding the shareholder as is necessary to permit the Trust to comply with laws, rules and regulations regarding customer identification programs applicable to mutual funds, unless the shareholder is of a type where such identification is not required by such applicable law, rule or regulation;

ii.             Refuse to open a new account for a non-U.S. business or entity or a shareholder that refuses to provide appropriate identification documentation;

iii.            Verify shareholder identity through documentary evidence, non-documentary evidence, or both within a reasonable time after each shareholder’s account has been opened; and

iv.            If a Federal government agency issues a list of known or suspected terrorists, insofar as required by law, rule or regulation applicable to mutual funds, check the list to determine whether a shareholder of the Trust appears thereon and comply with Federal directives issued in connection with such lists that are applicable to mutual funds.

(b)   Determine whether any persons or entities engaging in a  new account or registration maintenance transaction is listed on the Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons list (“OFAC-Listed Entities”) and such other lists or databases as may be required from time to time by law, rule or regulation applicable to mutual funds and take such other action as required by such applicable law, rule and regulation in the event of a match with OFAC-Listed Entities or such lists or databases.

(c)   Determine whether the payees listed on all special payee checks are OFAC-Listed Entities and take such other action required by law, rule or regulation applicable to mutual funds in the event of a match with OFAC-Listed Entities.

(d)   Review and monitor transactions for suspicious activity in accordance with the following criteria:

i.              Redemption transactions that occur within thirty (30) days of account establishment or maintenance;

ii.             Wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

iii.            Accounts with small balances followed by large purchases;

iv.            Accounts with frequent activity within a specified date range followed by a large redemption; and

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v.             Any other criteria the Trust’s AML Compliance Officer deems necessary or appropriate consistent with the Transfer Agent’s capabilities and as agreed to by the Transfer Agent.

(d)   On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within the Portfolio Accounts to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(e)   Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the Shareholder notices required by the IRS;

(f)   Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide the Trust with a copy of the SAR and with original versions of all documentation supporting the SAR within a reasonable time after filing; notify the Trust if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

(g)   Maintain the confidentiality of SAR filings, and, other than as to the Trust and FinCEN and any other appropriate law enforcement or regulatory authority, refuse to provide copies of SAR filings or to disclose whether a SAR has been filed, including in response to a subpoena, in accordance with laws and regulations applicable to mutual funds, and notify the Trust of any requests for SARs or SAR-related information by unauthorized parties;

(h)   Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames;

(i)   Not establish new correspondent accounts for foreign financial institutions in the Trust in accordance with the Trust’s current prospectus. The Transfer Agent will periodically monitor new accounts and will notify the Trust’s AML Officer if any correspondent accounts have been opened and shall obtain further instruction from the Trust’s AML Officer as to such accounts for purposes of compliance with USA PATRIOT Act, Section 312; and

(j)   During such period as the Transfer Agent is performing services for the Trust pursuant to this Agreement, maintain copies of all SAR filings made by the Transfer Agent on behalf of the Trust, copies of all documentation supporting such SAR filings, and copies of all documentation required to be maintained in connection with the Trust’s Customer Information Program for such periods as are required by laws, rules and regulations applicable to mutual funds. Upon termination of this Agreement, such records shall be transferred to the Trust or another party in accordance instructions of the Trust or otherwise destroyed upon instruction of the Trust and, upon the transfer of such records, it shall no longer be the responsibility of the Transfer Agent to retain them.

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4.2   In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Trust, unless prohibited by applicable law.

AARP PORTFOLIOS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Larry C. Renfro	By:	/s/ Joseph L. Hooley
Name: Larry C. Renfro		Name:	Joseph L. Hooley
Title: President		Title:	Executive Vice President

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SCHEDULE 2.1

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

Dated: July 1, 2006

1.             On each day on which both the New York Stock Exchange and the Trust are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Trust, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Trust (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Trust is calculated, as described from time to time in that Trust’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date”.

2.             The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.             On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Trust’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Trust, the TPA(s), and the Transfer Agent.

4.             The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.             The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.             The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.             The TPA(s) shall, at the request and expense of each Trust, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Trust for delivery to its shareholders.

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SCHEDULE 2.1

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

Dated: July 1, 2006

8.             The TPA(s) shall, at the request of each Trust, prepare and transmit to each Trust or any agent designated by it such periodic reports covering Shares of each Plan as each Trust shall reasonably conclude are necessary to enable the Trust to comply with state Blue Sky requirements.

9.             The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.           The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.           Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Trust be furnished to Participants in which event the Transfer Agent or each Trust shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Trust, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

AARP PORTFOLIOS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Larry C. Renfro	By:	/s/ Joseph L. Hooley
Name: Larry C. Renfro		Name:	Joseph L. Hooley
Title: President		Title:	Executive Vice President

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SCHEDULE 3.1

FEES AND EXPENSES

Effective: July 1, 2006 to December 23, 2010

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.

Annual Complex Fee	$12,000.00

Out-of-Pocket Expenses

Out-of-pocket expenses, if applicable, are payable in accordance with Section 3.2 of the Agreement.

AARP PORTFOLIOS		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Larry C. Renfro	By:	/s/ Joseph L. Hooley
Name: Larry C. Renfro		Name:	Joseph L. Hooley
Title: President		Title:	Executive Vice President

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